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                                                                  EXHIBIT 99.01



Flextronics International Announces Proposed Private Senior Subordinated Note Financing



SINGAPORE, JUNE 7, 2000 - Flextronics International Ltd. (Nasdaq: FLEX) today announced that it intends to commence a private offering of senior subordinated notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and expects to enter into agreements with investment banking firms with respect to the sale of such notes.


Flextronics currently anticipates that the aggregate principal amount of the notes will be approximately $450 million, a portion of which is expected to be denominated in Euros.


The notes have not been and will not be registered under the Securities Act of 1933 or applicable state or foreign securities laws, and may not be offered or sold in the United States absent registration under federal and applicable state securities laws or an available exemption from such registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy any of the notes.


ABOUT FLEXTRONICS


Flextronics International Ltd. is the leading provider of flexibility and speed in Electronic Manufacturing Services to Original Equipment Manufacturers in the fast-growth communications, networking, computer, medical and consumer markets. With global operations, Flextronics gives its customers an unprecedented degree of flexibility in their operations through its ability to provide volume scalability, mass customisation, reduced time to market and enhanced supply chain and logistical efficiencies. For more information, visit the Flextronics Web site at www.flextronics.com.


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